EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Encore Computer Corporation on Forms S-8 (Registration Statement Nos. 33-10225, 33-33907, 33-34171, 33-72458 and 33-72741) and on Forms S-3 (Registration
Statement Nos. 33-121, 33-33907 and 33-34171) of our report dated October 13, 2000, on our audits of the consolidated financial statements of Encore Computer Corporation as of December 31, 1999 and 1998 and for the years ended December 31, 1999, 1998 and 1997, which report is included in this Annual Report on Form 10-K.

PRICEWATERHOUSECOOPERS, LLP

Miami, Florida
October 13, 2000